DYNAMIC MATERIALS CORPORATION TO REDEEM
                        PREFERRED STOCK PURCHASE RIGHTS


For Immediate Release

Wednesday, June 21, 2000

Contact:  Richard A. Santa                    Mark W. Jarman
          Chief Financial Officer             VP of Corporate Development
          Dynamic Materials Corporation       Dynamic Materials Corporation
          303-604-3938                        303-604-3923


Lafayette, CO -- The Board of Directors of Dynamic Materials Corporation, (Nasdaq: BOOM), 'DMC', today announced that it has approved a redemption under the Rights Agreement dated as of January 8, 1999, as amended by the First Amendment to Rights Agreement, dated June 13, 2000 (the "Plan") after having determined that a termination of the Plan is in the best interests of DMC and its stockholders. DMC will redeem all outstanding Preferred Stock Purchase Rights issued in respect of the DMC Common Stock. The redemption will be effective as of June 14, 2000, for $0.001 per share, which redemption price will be payable to stockholders of record on that date. DMC intends to mail the redemption payment to stockholders on or about June 23, 2000. Please note that the Company will only automatically distribute payment of the redemption price of $.001 per share to stockholders of fewer than one thousand shares (a value which would be equal to or less than $1.00), upon written request for such payment to the Company's Secretary, Vice President of Finance and CFO, Richard
A. Santa, at 551 Aspen Ridge Drive, Lafayette, Colorado 80026.

Based in Lafayette, Colorado, Dynamic Materials Corporation is a leader in the metal working industry. Its products include explosion bonded clad metal plates for the petrochemical and chemical processing industries, as well as precision machined parts and other metal fabrications for the satellite/launch vehicle, military/defense, electronics, medical, and a variety of other industries.

              For more information on Dynamic Materials Corporation visit the Company's web site at http://www.dynamicmaterials.com

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